CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)

Global Medium-Term Notes, Series A	$2,134,000	$244.56

(1)         Calculated in accordance with Rule 457(r) of the Securities Act of 1933

Pricing Supplement dated December 2, 2011 (To the Prospectus dated August 31, 2010 and the Prospectus Supplement dated May 27, 2011)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-169119

$2,134,000 Knock-Out Buffered Notes Linked to an Equally Weighted Basket of 15 Common Stocks or American Depositary Shares due June 12, 2013 Global Medium-Term Notes, Series A

General

•                   The Notes are designed for investors who seek a return of based on the performance of an equally-weighted basket of 15 common stocks or American depositary shares, as described in this pricing supplement.  Investors should be willing to forgo interest and dividend payments and, if the Basket declines, be willing to lose some or all of their principal.

•                   Senior unsecured obligations of Barclays Bank PLC maturing June 12, 20131.

•                   Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof.

•                   The Notes priced on December 2, 2011 (the “pricing date”) and are expected to issue on or about December 7, 2011 (the “issue date”).

Key Terms	Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Reference Asset:

An equally-weighted basket (the “Basket”) consisting of 15 common stocks or American depositary shares (each, a “Basket Stock” and collectively, the “Basket Stocks”).  The Basket Stocks, along with the Bloomberg ticker symbol, weighting and the Initial Share Price of each Basket Stock, are set forth under “The Basket” on page PS-3 of this pricing supplement.

Knock-Out Event:	A Knock-Out Event occurs if the Final Basket Level has decreased, as compared to the Initial Basket Level, by more than the Knock-Out Buffer Amount on the final valuation date.

Knock-Out Buffer Amount:	21.25%

Contingent Minimum Return:	3.00%

Payment at Maturity:

The amount you will receive at maturity is based on the Basket Return, which in turn is based on the performance of the Basket Stocks.  At maturity, your payment per $1,000 principal amount of Notes will be calculated as follows:

If a Knock-Out Event has occurred, you will receive a cash payment on the maturity date that will reflect the performance of the Basket. Under these circumstances, your payment at maturity per $1,000 principal amount Note will equal $1,000 plus the product of $1,000 and the Basket Return, calculated as follows:

$1,000 + ($1,000 × Basket Return)

If a Knock-Out Event has occurred, you will lose some or all of your investment. You will lose 1% of the principal amount of your investment for every 1% decrease in the Final Basket Level from the Initial Basket Level

If a Knock-Out Event has not occurred, you will receive a cash payment on the maturity date that will reflect the performance of the Basket, subject to the Contingent Minimum Return.  Under these circumstances, your payment at maturity per $1,000 principal amount Note will equal $1,000 plus the product of (a) $1,000 and (b) the greater of (i) the Basket Return and (ii) the Contingent Minimum Return, calculated as follows:

$1,000 + [$1,000 x the greater of (i) Basket Return and (ii) Contingent Minimum Return]

Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due.  In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

Basket Return:	The performance of the Basket from the Initial Basket Level to the Final Basket Level, calculated as follows: Final Basket Level – Initial Basket Level Initial Basket Level

Initial Basket Level:	Set equal to 100 on the pricing date.

Final Basket Level:	On the final valuation date, the Final Basket Level will be calculated as follows: 100 x [1 + the sum of the Stock Returns of each Basket Stock x (1/15)]

Stock Return:

The Stock Return, as referenced in the formula above, reflects the performance of each Basket Stock, expressed as a percentage (which may be positive or negative), from the Initial Share Price to the Final Share Price, calculated as follows:

Final Share Price – Initial Share Price
Initial Share Price

Initial Share Price:	With respect to each Basket Stock, the closing price of one share of such Basket Stock on the pricing date, determined by the calculation agent and as set forth in the table on page PS-3.

Final Share Price:	With respect to each Basket Stock, the closing price of one share of such Basket Stock on the final valuation date, determined by the calculation agent.

Final Valuation Date:	June 7, 2013[1]

Maturity Date:	June 12, 2013[1]

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06738KA84/US06738KA842

1                     Subject to postponement in the event of a market disruption event as described under “Reference Assets—Equity Securities—Market Disruption Events Relating to Securities with an Equity Security as the     Reference Asset” and “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” in the prospectus supplement.

Investing in the Notes involves a number of risks.  See “Risk Factors” beginning on page S-6 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS-3 of this pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of Notes. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes are not bank deposits and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.  The Notes are not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

	Price to Public[3]	Agent’s Commission	Proceeds to Barclays Bank PLC
Per Note	100%	1.25%	98.75%
Total	$2,134,000	$26,675	$2,107,325

3                     The price to the public for any single purchase by an investor in certain trust accounts, who is not being charged the full selling concession or fee by other dealers of approximately 1.25%, is 98.75%.  The price to the public for all other purchases of Notes is 100%.

JPMorgan Placement Agent

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this pricing supplement together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated May 27, 2011 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part.  This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•                  Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•                  Prospectus Supplement dated May 27, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

Our SEC file number is 1-10257.  As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

The Basket

The Basket Stocks and the Bloomberg ticker symbol, the weightings and the Initial Share Price of each Basket Stock are set forth below:

Ticker Symbol	Basket Stock	Exchange	Weighting	Initial Share Price
PFE	Pfizer Inc.	NYSE	1/15	$19.89
DE	Deere & Company	NYSE	1/15	$77.69
PEP	PepsiCo, Inc.	NYSE	1/15	$64.28
YUM	YUM! Brands, Inc.	NYSE	1/15	$56.25
AAPL	Apple Inc.	NASDAQ	1/15	$389.70
GOOG	Google Inc.	NASDAQ	1/15	$620.36
PM	Philip Morris International Inc.	NYSE	1/15	$75.47
UL	Unilever PLC	NYSE	1/15	$32.66
TOT	Total S.A.	NYSE	1/15	$51.42
BP	BP p.l.c.	NYSE	1/15	$43.29
SI	Siemens AG	NYSE	1/15	$99.91
VOD	Vodafone Group Plc	NASDAQ	1/15	$26.80
BUD	Anheuser-Busch InBev SA/NV	NYSE	1/15	$59.91
HBC	HSBC Holdings plc	NYSE	1/15	$39.57
BHP	BHP Billiton Limited	NASDAQ	1/15	$75.30

What is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Basket?

The following table illustrates the hypothetical total return at maturity on the Notes.  The following table illustrates the hypothetical total return at maturity on the Notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000. The hypothetical total returns set forth below are based on an Initial Basket Level of 100, a Knock-Out Buffer Amount of 21.25% and a Contingent Minimum Return on the Notes of 3.00%. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes.  The examples below do not take into account any tax consequences from investing in the Notes.

		Knock-Out Event Has Not Occurred[1]		Knock-Out Event Has Occurred [2]
Final Basket Level	Basket Return	Payment at Maturity	Total Return on Notes	Payment at Maturity	Total Return on Notes
130.00	30.00%	$1,300.00	30.00%	N/A	N/A
120.00	20.00%	$1,200.00	20.00%	N/A	N/A
115.00	15.00%	$1,150.00	15.00%	N/A	N/A
110.00	10.00%	$1,100.00	10.00%	N/A	N/A
105.00	5.00%	$1,050.00	5.00%	N/A	N/A
102.50	2.50%	$1,030.00	3.00%	N/A	N/A
100.00	0.00%	$1,030.00	3.00%	N/A	N/A
95.00	-5.00%	$1,030.00	3.00%	N/A	N/A
90.00	-10.00%	$1,030.00	3.00%	N/A	N/A
80.00	-20.00%	$1,030.00	3.00%	N/A	N/A
78.75	-21.25%	$1,030.00	3.00%	N/A	N/A
70.00	-30.00%	N/A	N/A	$700.00	-30.00%
60.00	-40.00%	N/A	N/A	$600.00	-40.00%
50.00	-50.00%	N/A	N/A	$500.00	-50.00%
40.00	-60.00%	N/A	N/A	$400.00	-60.00%
30.00	-70.00%	N/A	N/A	$300.00	-70.00%
20.00	-80.00%	N/A	N/A	$200.00	-80.00%
10.00	-90.00%	N/A	N/A	$100.00	-90.00%
0.00	-100.00%	N/A	N/A	$0.00	-100.00%

1 Final Basket Level has not declined by more than 21.25% from the Initial Basket Level on the final valuation date.

2 Final Basket Level has declined by more than 21.25% from the Initial Basket Level on the final valuation date.

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: A Knock-Out Event has not occurred, and the level of the Basket decreases from the Initial Basket Level of 100.00 to a Final Basket Level of 80.00. Because a Knock-Out Event has not occurred and the Basket Return of -20.00% is less than the Contingent Minimum Return of 3.00%, the investor benefits from the Contingent Minimum Return and receives a payment at maturity of $1,030.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + ($1,000 × 3.00%) = $1,030.00

Example 2: A Knock-Out Event has not occurred, and the level of the Basket increases from the Initial Basket Level of 100.00 to a Final Basket Level of 110.00. Because a Knock-Out Event has not occurred the Basket Return of 10.00% is greater than the Contingent Minimum Return of 3.00%, the investor receives a payment at maturity of $1,100.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + ($1,000 × 10.00%) = $1,100.00

Example 3: A Knock-Out Event has occurred, and the level of the Basket decreases from the Initial Basket Level of 100.00 to a Final Basket Level of 60.00. Because a Knock-Out Event occurred, the investor is fully exposed to the performance of the Basket and receives a payment at maturity of $600.00 per $1,000.00 principal amount Note, calculated as follows:

$1,000 + ($1,000 × -40.00%) = $600.00

Selected Purchase Considerations

•                  Market Disruption Events and Adjustments—The final valuation date, maturity date, payment at maturity and the reference asset are subject to adjustment as described in the following sections of the prospectus supplement:

o                 For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets— Equity Securities—Market Disruption Events Relating to Securities with an Equity

Security as the Reference Asset” with respect to the Basket Stocks and “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” with respect to the Basket; and

o                 For a description of further adjustments that may affect the reference asset, see “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset” and “Reference Assets—Baskets—Adjustments Relating to Securities with the Reference Asset Comprised of a Basket”.

•                  Limited Protection Against Loss— If a Knock-Out Event occurs, you will lose 1% of the principal amount of your investment for every 1% decrease in the Final Basket Level as compared to the Initial Basket Level. If a Knock-Out Event occurs, you will lose some or all of your initial investment.  Because the Notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Selected Risk Considerations—Credit of Issuer” in this pricing supplement.

•                  Material U.S. Federal Income Tax Considerations— The material tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes).

The United States federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below.  Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled executory contract with respect to the Basket.  If your Notes are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes.  Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above.  This opinion assumes that the description of the terms of the Notes in this pricing supplement is materially correct.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect.

For a further discussion of the tax treatment of your Notes as well as possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.  For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this pricing supplement.

“Specified Foreign Financial Asset” Reporting.  Under legislation enacted in 2010, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 are generally required to file an information report with respect to such assets with their tax returns.  “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your Notes), but only if they are not held in accounts maintained by financial institutions:  (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities.  The Internal Revenue Service has suspended this filing requirement for tax returns that are filed before it finalizes the form on which to report the relevant information.  However, once the Internal Revenue Service finalizes the form, taxpayers that were not required to report in prior years because of the suspension will nevertheless be required to report the relevant information for such prior years on such form.  Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Basket Stocks.  These risks are explained in more detail in the “Risk Factors” sections of the prospectus supplement, including but not limited to the risk factors discussed under the following headings:

o                 “Risk Factors—Risks Relating to All Securities”;

o                 “Risk Factors—Additional Risks Relating to Notes Which Pay No Interest”;

o                 “Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;

o                 “Risk Factors—Additional Risks Relating to Securities with a Barrier Percentage or a Barrier Level”;

o                 “Risk Factors—Additional Risks Relating to Securities Based on a Basket Comprised of More Than One Reference Asset” and

o                 “Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”.

In addition to the risks discussed under the headings above, you should consider the following:

•                  Your Investment in the Notes May Result in a Loss—The Notes do not guarantee any return of principal. The return on the Notes at maturity is linked to the performance of the Basket and will depend on whether a Knock-Out Event has occurred and whether, and the extent to which, the Basket Return is positive or negative. If the Final Basket Level has declined as compared to the Initial Basket Level by more than the Knock-Out Buffer Amount of 21.25% on the final valuation date, a Knock-Out Event will occur, and the protection provided by the Contingent Minimum Return will terminate.  IF A KNOCK-OUT EVENT OCCURS, YOUR INVESTMENT WILL BE FULLY EXPOSED TO ANY DECLINE IN THE FINAL BASKET LEVEL FROM THE INITIAL BASKET LEVEL AND YOU MAY LOSE UP TO 100.00% OF YOUR INVESTMENT.

•                  Changes in the Values of the Basket Stocks May Offset Each Other — Movements in the prices of the Basket Stocks may not correlate with each other. At a time when the price of one or more of the Basket Stocks increases, the prices of the other Basket Stocks may not increase as much or may even decline. Therefore, in calculating the Basket Return, increases in the price of one or more of the Basket Stocks may be moderated, or more than offset, by lesser increases or declines in the price of the other Basket Stocks.

•                  No Interest or Dividend Payments or Voting Rights—As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the Basket Stocks may have.

•                  Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates.  As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you.  The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

•                  Credit of Issuer — The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party.  Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party.  In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•                  Lack of Liquidity—The Notes will not be listed on any securities exchange.  Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.  Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

•                  Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes.  In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•                  Taxes— The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above.  As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes and whether all or part of the gain you may recognize upon the sale or maturity of an instrument such as the Notes could be treated as ordinary income.  Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts, contingent notional principal contracts and other derivative contracts.  While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until maturity. The outcome of this process is uncertain.  You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

•                  Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the price of the Basket Stocks on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

o                 the expected volatility of the Basket Stocks;

o                 the time to maturity of the Notes;

o                 the dividend rate on the Basket Stocks;

o                 interest and yield rates in the market generally;

o                 a variety of economic, financial, political, regulatory or judicial events; and

o                 our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•                  Suitability of the Notes for Investment—You should reach a decision to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this pricing supplement, the prospectus supplement and the prospectus. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the Notes for investment.

•                  Exchange Rate Risk — Because American depositary shares are denominated in U.S. dollars but represent foreign equity securities that are denominated in a foreign currency, changes in currency exchange rates may negatively impact the value of the American depositary shares. The value of the foreign currency may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, foreign governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. Therefore, exposure to exchange rate risk may result in reduced returns for Notes linked to American depositary shares.

•                  Risks Associated with Foreign Securities Markets — Because foreign equity securities underlying the American depositary shares may be publicly traded in the applicable foreign countries and are denominated in currencies other than U.S. dollars, investments in the Notes linked to American depositary shares involve particular risks. For example, the foreign securities markets may be more volatile than the U.S. securities markets, and market developments may affect these markets differently from the United States or other securities markets. Direct or indirect government intervention to stabilize the securities markets outside the United States, as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those markets. The issuer of the shares underlying the American depositary shares may make distributions in respect of such underlying shares that are not passed on to the owners of the American depositary shares, which can affect the value of the Notes. Also, the public availability of information concerning the foreign issuers may vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the foreign issuers may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to United States reporting companies. Securities prices generally are subject to political, economic, financial and social factors that apply to the markets in which they trade and, to a lesser extent, foreign markets. Securities prices outside the United States are subject to political, economic, financial and social factors that apply in foreign countries. These factors, which could negatively affect foreign securities markets, include the possibility of changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, foreign economies may differ favorably or unfavorably from the United States economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

•                  The Payment at Maturity on Your Notes is Not Based on the Prices of the Basket Stocks at Any Time Other than the on the Final Valuation Date—The payment due on maturity of the Notes will be based solely on the closing prices of the Basket Stocks on the final valuation date (subject to adjustments as described in the prospectus supplement). Therefore, if the price of one or more Basket Stocks drops precipitously on the final valuation date, the payment at maturity may be significantly less than it would otherwise have been had the payment at maturity been linked to the prices of the Basket Stocks at a time prior to such drop.  Although the prices of the Basket Stocks on the maturity date or at other times during the life of your Notes may be higher than on the final valuation date, you will not benefit from the prices of the Basket Stocks at any time other than the final valuation date.

•                  Antidilution Adjustments — For certain corporate events affecting a Basket Stock, the calculation agent may make adjustments to the amount payable at maturity.  However, the calculation agent will not make such adjustments in response to all events that could affect a Basket Stock.  If an event occurs that does not require the calculation agent to make such adjustments, the value of the Notes may be materially and adversely affected.  In addition, all determinations and calculations concerning any such adjustments will be made in the sole discretion of the calculation agent, which will be binding on you absent manifest error.  You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in this pricing supplement or the prospectus supplement as necessary to achieve an equitable result.

•                  In Some Circumstances, the Payment You Receive on the Notes May Be Based on the Stock of Another Company and Not the Basket Stocks — Following certain corporate events relating to the issuer of a Basket Stock where the issuer is not the surviving entity, your return on the Notes paid by Barclays Bank PLC may be based on the shares of a successor to the issuer of the Basket Stock or any cash or any other assets distributed to holders of the Basket Stock in such corporate event.

The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the Notes. For more information, see the section “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset” of the prospectus supplement.

The Basket Stocks

We urge you to read “Reference Assets—Equity Securities—Reference Asset Issuer and Reference Asset Information” in the prospectus supplement. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which is commonly referred to as the “Exchange Act”, are required to periodically file certain financial and other information specified by the SEC.  Information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC.  The address of the SEC’s website is http://www.sec.gov.  Information provided to or filed with the SEC pursuant to the Exchange Act by a company issuing a Basket Stock can be located by reference to the relevant SEC file number specified below.

The summary information below regarding the companies issuing the Basket Stocks comes from the issuers’ respective SEC filings and has not been independently verified by us.   We do not make any representations as to the accuracy or completeness of such information or of any filings made by the issuers of the Basket Stocks with the SEC.  You are urged to refer to the SEC filings made by the relevant issuer and to other publicly available information (such as the issuer’s annual report) to obtain an understanding of the issuer’s business and financial prospects.  The summary information contained below is not designed to be, and should not be interpreted as, an effort to present information regarding the financial prospects of any issuer or any trends, events or other factors that may have a positive or negative influence on those prospects or as an endorsement of any particular issuer.

We obtained the historical performance of the Basket Stocks below from Bloomberg, L.P.  We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P.  The historical prices of the Basket Stocks should not be taken as an indication of future performance, and no assurance can be given as to the closing price of any Basket Stock on any day during the term of the Notes or on the final valuation date.  We cannot give you assurance that the performance of the Basket Stocks will result in the return of any of your initial investment.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement.  We make no representation or warranty as to the accuracy or completeness of the information contained in outside sources.

Pfizer Inc.

According to publicly available information, Pfizer Inc. (the “Company”) is a research-based, global pharmaceutical company. The Company’s health care portfolio includes human and animal biologic and small molecule medicines and vaccines, as well as nutritional products and consumer health care products.

Information filed by the Company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-03619, or its CIK Code: 0000078003. The Company’s common stock is listed on the New York Stock Exchange under the ticker symbol “PFE”.

The following graph sets forth the historical performance of the common stock of Pfizer Inc. based on the daily closing price in USD from January 3, 2005 through December 2, 2011. The closing price on December 2, 2011 was $19.89. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Deere & Company

According to publicly available information, Deere & Company (the “Company”) has operations which are categorized into three major business segments: (1) the agriculture and turf segment manufactures and distributes farm and turf equipment and related service parts; (2) the construction and forestry segment manufactures, distributes to dealers and sells at retail a range of machines and service parts used in construction, earthmoving, material handling and timber harvesting; and (3) the credit segment primarily finances sales and leases by John Deere dealers of new and used agriculture and turf equipment and construction and forestry equipment.

Information filed by the Company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-04121, or its CIK Code: 0000315189. The Company’s common stock is listed on the New York Stock Exchange under the ticker symbol “DE”.

The following graph sets forth the historical performance of the common stock of Deere & Company based on the daily closing price in USD from January 3, 2005 through December 2, 2011. The closing price on December 2, 2011 was $77.69. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification.

 PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PepsiCo, Inc.

According to publicly available information, PepsiCo, Inc. (the “Company”) is a global food, snack and beverage company. The Company’s brands include Quaker Oats, Tropicana, Gatorade, Frito-Lay and Pepsi.  Either independently or through contract manufacturers, the Company makes, markets and sells a variety of foods and beverages in over 200 countries. The Company’s portfolio includes oat, rice and grain-based foods, as well as carbonated and non-carbonated beverages. The Company’s largest operations are in North America (United States and Canada), Mexico, Russia and the United Kingdom.

Information filed by the Company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-01183, or its CIK Code: 0000077476 . The Company’s common stock is listed on the New York Stock Exchange under the ticker symbol “PEP”.

The following graph sets forth the historical performance of the common stock of PepsiCo, Inc. based on the daily closing price in USD from January 3, 2005 through December 2, 2011. The closing price on December 2, 2011 was $64.28. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

YUM! Brands, Inc.

According to publicly available information, YUM! Brands, Inc. (the “Company”) is a quick service restaurant company.  Through the five concepts of KFC, Pizza Hut, Taco Bell, LJS and A&W (the “Concepts”), the Company develops, operates, franchises and licenses a worldwide system of restaurants which prepare, package and sell a menu of competitively priced food items.  Units are operated by a Concept or by independent franchisees or licensees under the terms of franchise or license agreements.  Franchisees can range in size from individuals owning just one unit to large publicly traded companies.

Information filed by the Company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-13163, or its CIK Code: 0001041061. The Company’s common stock is listed on the New York Stock Exchange under the ticker symbol “YUM”.

The following graph sets forth the historical performance of the common stock YUM! Brands, Inc. based on the daily closing price in USD from January 3, 2005 through December 2, 2011. The closing price on December 2, 2011 was $56.25. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Apple Inc.

According to publicly available information, Apple Inc. and its subsidiaries (collectively the “Company”) design, manufacture and market mobile communication and media devices, personal computers, and portable digital music players, and sell a variety of related software, services, peripherals, networking solutions, and third-party digital content and applications.  The Company sells its products through its retail and online stores, as well as through its direct sales force and third-party cellular network carries, wholesalers and retailers.

Information filed by the Company with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-10030, or its CIK Code: 0000320193. The Company’s common stock is listed on the NASDAQ Global Select Market under the ticker symbol “AAPL”.

The following graph sets forth the historical performance of the common stock of Apple Inc. based on the daily closing price in USD from January 3, 2005 through December 2, 2011. The closing price on December 2, 2011 was $389.70. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Google Inc.

According to publicly information, Google Inc. (the “Company”) is a global technology firm.  The Company generates revenue primarily by delivering online advertising.   The Company’s business is primarily focused around the following key areas:  Search:  the Company maintains an index of websites and other online content, and makes it available through its search engine to anyone with an internet connection.   Advertising:  Businesses use the Company’s programs to promote their products and services with targeted advertising.  Operating Systems and Platforms:  Android, Google Chrome OS and Google Chrome, Google TV and Google Books.  Enterprise:  For example, the Company provides hosted, web-based applications, such as Gmail, Google Docs, Google Calendar, and Google Sites, among other features.

Information filed by the Company with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-50726, or its CIK Code: 0001288776.  The Company’s Class A common stock is listed on the NASDAQ Global Select Market under the ticker symbol “GOOG”.

The following graph sets forth the historical performance of the common stock of Google Inc. based on the daily closing price in USD from January 3, 2005 through December 2, 2011. The closing price on December 2, 2011 was $620.36. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Philip Morris International Inc.

According to publicly available information, Philip Morris International Inc. (the “Company”) is a Virginia holding company incorporated in 1987.  The Company’s subsidiaries and affiliates and their licensees are engaged in the manufacture and sale of cigarettes and other tobacco products in markets outside of the United States of America.  The Company’s products are sold in approximately 180 countries and include a range of premium, mid-price and low-price brands.  The Company’s portfolio of international and local brands is led by Marlboro, which accounted for approximately 33% of the Company’s total 2010 shipment volume. Marlboro is complemented in the premium-price category by Merit, Parliament and Virginia Slims. The Company’s leading mid-price brands are L&M and Chesterfield. Other leading international brands include Bond Street, Lark, Muratti, Next, Philip Morris and Red & White.

Information filed by the Company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-33708, or its CIK Code: 0001413329.  The Company’s common stock is listed on the New York Stock Exchange under the ticker symbol “PM”.

The following graph sets forth the historical performance of the common stock of Philip Morris International Inc. based on the daily closing price in USD from March 17, 2008 through December 2, 2011.  The closing price on December 2, 2011 was $75.47. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Unilever PLC

According to publicly available information, Unilever PLC (“the Company”) is a public limited company registered in England and Wales.   The Company owns a number of brands in home, personal care, and food categories, among others, such as Lipton, Ben & Jerry’s, Persil, Clear, Dove and Axe.

Information filed by the Company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-04546, or its CIK Code: 0000217410.  The Company’s American depositary shares are listed on the New York Stock Exchange under the ticker symbol “UL”.

The following graph sets forth the historical performance of the American depositary shares of Unilever PLC based on the daily closing price in USD from January 3, 2005 through December 2, 2011. The closing price on December 2, 2011 was $32.66. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Total S.A.

According to publicly available information, Total S.A. (the “Company”), together with its subsidiaries and affiliates, is an international oil and gas company.  With operations in more than 130 countries, the Company has activities in oil and gas exploration, development and production, and refining, marketing and the trading and shipping of crude oil and petroleum products. The Company also has operations in petrochemicals and fertilizers and specialty chemicals, mainly for the industrial market.

Information filed by the Company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-10888, or its CIK Code: 0000879764.  The Company’s American depositary shares are listed on the New York Stock Exchange under the ticker symbol “TOT”.

The following graph sets forth the historical performance of the American depositary shares of Total S.A. based on the daily closing price in USD from January 3, 2005 through December 2, 2011. The closing price on December 2, 2011 was $51.42. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

BP p.l.c.

According to publicly available information, BP p.l.c. (the “Company”) is an international oil and gas company. It provides its customers with fuel for transportation, energy for heat and light, retail services and petrochemicals products for everyday items.  The Company’s exploration and production activities include oil and natural gas exploration, field development and production; midstream transportation, storage and processing; and the marketing and trading of natural gas, including liquefied natural gas, together with power and natural gas liquids.  The Company’s refining and marketing activities include the supply and trading, refining, manufacturing, marketing and transportation of crude oil, petroleum and petrochemicals products and related services.

Information filed by the Company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-06262, or its CIK Code: 0000313807.  The Company’s American depositary shares are listed on the New York Stock Exchange under the ticker symbol “BP”.

The following graph sets forth the historical performance of the American depositary shares of BP p.l.c. based on the daily closing price in USD from January 3, 2005 through December 2, 2011. The closing price on December 2, 2011 was $43.29. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Siemens Aktiengesellschaft

According to publicly available information, Siemens Aktiengesellschaft (the “Company”) is a business based on electronics and electrical engineering.  The Company’s operations are focused on three sectors: Industry, Energy, and Healthcare.  The Industry Sector’s portfolio ranges from industry automation and drives products and services to building, lighting and mobility solutions and services as well as system integration and solutions for plant business. The Energy Sector offers a spectrum of products, services and solutions for the generation, transmission and distribution of power and for the extraction, conversion and transport of oil and gas. The Healthcare Sector develops, manufactures and markets diagnostic and therapeutic systems, devices and consumables, as well as information technology systems for clinical and administrative purposes.

Information filed by the Company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-15174, or its CIK Code: 0001135644. The Company’s American depositary shares are listed on the New York Stock Exchange under the ticker symbol “SI”.

The following graph sets forth the historical performance of the American depositary shares of Siemens Aktiengesellschaft based on the daily closing price in USD from January 3, 2005 through December 2, 2011. The closing price on December 2, 2011 was $99.91. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Vodafone Group Public Limited Company

According to publicly available information, Vodafone Group Public Limited Company (the “Company”) is a mobile telecommunications company that provides domestic, international and roaming voice services as well as messaging, data and fixed line services.  The Company distributes services and products through Company-owned and franchised stores, third-party channels and online.

Information filed by the Company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-10086, or its CIK Code: 0000839923. The Company’s American depositary shares are listed on the NASDAQ Global Select Market under the ticker symbol “VOD”.

The following graph sets forth the historical performance of the American depositary shares of Vodafone Group Public Limited Company based on the daily closing price in USD from October 29, 2009 through December 2, 2011. The closing price on December 2, 2011 was $26.80. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Anheuser-Busch InBev SA/NV

According to publicly available information, Anheuser-Busch InBev SA/NV (the “Company”) is a brewing company with global and multi-country brands, as well as local brands tailored to regional tastes. The Company has a global distribution network which, depending on the location, is either owned by the Company or is based on partnerships with wholesalers and local distributors.

Information filed by the Company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-34455, or its CIK Code: 0001140467.  The Company’s American depositary shares are listed on the New York Stock Exchange under the ticker symbol “BUD.”

The following graph sets forth the historical performance of the American depositary shares of Anheuser-Busch InBev SA/NV based on the daily closing price in USD from September 16, 2009 through December 2, 2011. The closing price on December 2, 2011 was $59.91. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

HSBC Holdings plc

According to publicly available information, HSBC Holdings plc (the “Company”) is a banking and financial services organisation headquartered in London.  The Company operates through an international network of some 7,500 offices in 87 countries and territories in six geographical regions; Europe, Hong Kong, Rest of Asia-Pacific, the Middle East, North America and Latin America.  The Company’s products and services are delivered through two customer groups, Personal Financial Services (‘PFS’) and Commercial Banking, and two global businesses, Global Banking and Markets, and Global Private Banking. PFS incorporates the Group’s consumer finance businesses, the largest of which is HSBC Finance Corporation.

Information filed by the Company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-14930, or its CIK Code: 0001089113.  The Company’s American depositary shares are listed on the New York Stock Exchange under the ticker symbol “HSB.”

The following graph sets forth the historical performance of the American depositary shares of HSBC Holdings plc based on the daily closing price in USD from January 3, 2005 through December 2, 2011. The closing price on December 2, 2011 was $39.57. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

BHP Billiton Limited

According to publicly available information, BHP Billiton Limited (the “Company”) is a natural resources company. The Company is a producer of commodities, including aluminium, energy coal, metallurgical coal, copper, manganese, iron ore, uranium, nickel, silver and titanium minerals, and has interests in oil and gas.

Information filed by the Company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-09526, or its CIK Code: 0000811809. The Company’s American depositary shares are listed on the NASDAQ Global Select Market under the ticker symbol “BHP.”

The following graph sets forth the historical performance of the American depositary shares of BHP Billiton Limited based on the daily closing price in USD from January 3, 2005 through December 2, 2011. The closing price on December 2, 2011 was $75.30. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Certain Employee Retirement Income Security Act Considerations

Your purchase of a Note in an Individual Retirement Account (an “IRA”), will be deemed to be a representation and warranty by you, as a fiduciary of the IRA and also on behalf of the IRA, that (i) neither the issuer, the placement agent nor any of their respective affiliates has or exercises any discretionary authority or control or acts in a fiduciary capacity with respect to the IRA assets used to purchase the Note or renders investment advice (within the meaning of Section 3(21)(A)(ii) of the Employee Retirement Income Security Act (“ERISA”)) with respect to any such IRA assets and (ii) in connection with the purchase of the Note, the IRA will pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA) and in connection with any redemption of the Note pursuant to its terms will receive at least adequate consideration, and, in making the foregoing representations and warranties, you have (x) applied sound business principles in determining whether fair market value will be paid, and (y) made such determination acting in good faith.

Supplemental Plan of Distribution

JPMorgan Chase Bank, N.A. and JPMorgan Securities LLC will act as placement agents for the Notes pursuant to separate placement agency agreements with the issuer and will receive a fee pursuant to its agreement that will not exceed $12.50 per $1,000 principal amount Note. JPMorgan Securities LLC may act on behalf of an affiliate and may reallow all or a portion of fees received in connection with the distribution of the Notes to such affiliate.